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                                                                   EXHIBIT 6.7

                                ESCROW AGREEMENT

         AGREEMENT made this 31st day of March, 1992 by and among Vital Living Products, Inc., a Delaware corporation (the "Company"), with its offices at 2300 Sardis Road North, Suite V, Charlotte, North Carolina 28227, Henry H. Mummaw, of 218 Benton Woods Drive, Matthews, North Carolina 28105, Brian E. Huey, of 8017 Crocket Court, Charlotte, North Carolina 28227, Joseph W. Mummaw, of 218 Benton Woods Drive, Matthews, North Carolina 28105, Larry C. Pratt, of 1025 Holleybank Drive, Matthews, North Carolina 28105, CTF, Inc., a Minnesota corporation, with its offices at 20004 Valencia Terrace, Charlotte, North Carolina 28270, J.W. Gant & Associates, Inc., an Illinois Corporation ("Gant" or the "Representative") with its offices at 7600 East Orchard Road, Englewood, Colorado 80111, and First Union National Bank of North Carolina, with its offices at Two First Union Center, Charlotte, North Carolina 28288 as escrow agent (the "Escrow Agent").

                                   WITNESSETH:

         WHEREAS, the Company has filed a registration statement, as amended from time to time, on Form S-18 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") in connection with the Company's proposed public offering of Units, each Unit consisting of three shares of Common Stock, $0.01 par value per share, and one warrant to purchase one share of Common Stock;

         WHEREAS, the Company has agreed to sell the Units pursuant to its Registration Statement to the underwriters, for whom Gant will serve as the representative, subject to the terms and conditions set forth in the Underwriting Agreement of even date herewith (the "Underwriting Agreement");

         WHEREAS, the Representative has requested, and the Underwriting Agreement will provide as one of the conditions thereof, that Henry H. Mummaw, Brian E. Huey, Joseph W. Mummaw, Larry C. Pratt and CTF, Inc. (collectively, the "Stockholders") as principal stockholders of the Company, deposit into escrow in accordance with the terms and conditions hereof an aggregate of 3,303,375 shares of Class A Preferred Stock, par value $.01 per share, (the "Class A Preferred Stock") of the Company beneficially owned by them;

         WHEREAS, the parties hereto desire to have the Class A Preferred Stock owned by the Stockholders, together with any Distributions (as hereinafter defined) (collectively, the "Escrowed Items") held in escrow and then released by the Escrow Agent in accordance with the terms set forth herein;

         NOW THEREFORE, in consideration of the premises and mutual covenants, conditions and promises contained herein and as an inducement for the Representative to execute a certain Underwriting Agreement by and between the Company and the Representative, the parties hereby agree as follows:

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         1. Appointment of the Escrow Agent. The parties hereto appoint and designate First Union National Bank of North Carolina as the Escrow Agent to serve as escrow agent with respect to the Escrowed Items subject to the terms and conditions of this Escrow Agreement, and the Escrow Agent hereby accepts that appointment.

         2. Delivery of Escrowed Items to the Escrow Agent.

         (a) The Stockholders hereby assign to the Escrow Agent the number of shares of Class A Preferred Stock of the Company owned by them set forth below:

           Henry H. Mummaw                    660,675 shares
           Brian E. Huey                      660,675 shares
           Joseph W. Mummaw                   660,675 shares
           Larry C. Pratt                     165,169 shares
           CTF, Inc.                          1,156,181 shares

A certificate or certificates representing such Class A Preferred Stock shall be delivered to the Escrow Agent concurrent with the execution hereof and shall be accompanied by blank stock powers duly signed and with signature guarantees.

         (b) The Escrow Agent will hold the Escrowed Items in escrow for the benefit of the Representative, the Company and the holders of record of all of the Company's outstanding securities at the date hereof and during the Escrow Period according to the terms and subject to the conditions contained in this Escrow Agreement.

         (c) During the Escrow Period, the Escrow Agent shall receive all of the money, stock dividends, additional shares and distributions of stock or noncash property of every kind, hereafter distributed on or in respect of the Class A Preferred Stock ("Distributions"), whether in addition to or in substitution for the Class A Preferred Stock, in connection with any merger, consolidation, sale of assets, exchange of shares, reclassification or otherwise, and such Distributions are hereby deemed assigned, transferred and delivered to the Escrow Agent to be held pursuant to this Escrow Agreement.

         (d) For so long as the Escrowed Items are held by the Escrow Agent, the respective Stockholders shall each be entitled to all of the rights and privileges accorded record and beneficial owners of the securities of the Company with respect to the Class A Preferred Stock deposited by each Stockholder as set forth above and any additional shares or securities pursuant to any Distribution, provided, however, the Stockholders each agree that during the Escrow Period, such shares of Class A Preferred Stock shall not be converted, in whole or in part, into shares of Common Stock of the Company.

         3. Representations and Warranties of Stockholders. The Stockholders each represent and warrant, but only as to himself or itself, that:

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         (a) Such Stockholder has all right, title and interest in and to his or its shares of the Class A Preferred Stock deposited into escrow hereby free and clear of any liens, claims, security interests and other encumbrances.

         (b) The shares of Class A Preferred Stock owned by such Stockholder are duly authorized and issued, validly outstanding, and fully paid and nonassessable and are not subject to any unfulfilled contract, agreement or commitment made by such Stockholder or to which such Stockholder is a party.

         (c) The Escrowed Items deposited by or on behalf of such Stockholder shall not be assigned, sold, hypothecated, pledged, transferred or otherwise disposed of (except by will, descent, or operation of law) until released from escrow.

         4. Term. This Escrow Agreement shall become effective upon the closing of the initial public offering of the Company's securities pursuant to the Company's Registration Statement and shall continue in effect until the earlier of: (i) the disbursement by the Escrow Agent of all of the Escrowed Items in accordance with the terms hereof, or (ii) completion by the Company of its audited financial statements for the fiscal year ended April 30, 1997 (the "Escrow Period").

         5. Escrow Terms.

         (a) The Escrow Agent shall be instructed to release the Escrowed Items, or the appropriate portion thereof, to the respective Stockholders in accordance with joint written instructions executed by the Company and Gant
("Instructions"), upon the occurrence of the following:

                  (i) In the event that the Company's audited financial statements for any two of its first five full fiscal years hereafter (ending on April 30 of any such year which fiscal year may not be changed hereafter without the consent of Gant) reflect net income, determined in accordance with generally accepted accounting principles applied on a consistent basis, of at least $1,250,000 per annum, one third (1/3) of the Escrowed Items deposited by or on behalf of each Stockholder shall be released from escrow and returned to the Stockholder who originally deposited the Class A Preferred Stock in escrow hereunder.

                  (ii) In the event that the Company's audited financial statements for any two of its first five full fiscal years beginning with the fiscal year ending April 30, 1993 (ending on April 30 of any such year which fiscal year may not be changed hereafter without the consent of Gant) reflect net income, determined in accordance with generally accepted accounting principles applied on a consistent basis, of at least $2,500,000 per annum, all of the remaining Escrowed Items deposited by or on behalf of each Stockholder shall be released from escrow and returned to the Stockholder who originally deposited the Class A Preferred Stock in escrow hereunder.

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                  (iii) The Escrow Agent shall be instructed to release any
         Escrowed Items, including any Distributions, remaining in escrow at the expiration of the Escrow Period to the Company. Any shares released to the Company in accordance with this Section 5 shall be redeemed by the Company at par value ($.01 per share) and any other moneys or property comprising a portion of the Distributions shall be and become the sole property of the Company.

         (b) In the event the Escrow Agent receives Instructions for the disposition of any or all of the Escrowed Items, the Escrow Agent shall give written notice of the receipt of such Instructions to the Stockholders (the "Disposition Notice"). If a written notification objecting to the Disposition Notice is not received by the Escrow Agent within ten (10) business days after the giving of the Disposition Notice by the Escrow Agent, time being of the essence, the Escrow Agent is hereby authorized and empowered to deliver the Escrowed Items in accordance with the Instructions. In the event that the Escrow Agent receives written notice objecting to the Disposition Notice within the aforementioned ten (10) day period, then the Escrow Agent shall continue to hold such Escrowed Items until the Escrow Agent receives written notice from the objecting party withdrawing such objection or the Escrow Agent receives a writing signed by all of the parties directing the disposition of the disputed Escrowed Items. Alternatively, the Escrow Agent shall be entitled, at its option, to refuse to take any action unless and until a court of competent jurisdiction ultimately settles the dispute among the parties. In such event, the Escrow Agent shall be entitled to refrain from acting, or refuse to act, until the matter shall have been finally determined by a court of competent jurisdiction or shall have been settled by agreement of the parties to such controversy, in which case the Escrow Agent shall be notified thereof by such parties. The Escrow Agent is expressly authorized at its option to interplead all interested parties in any such proceeding in a court of competent jurisdiction, and to deposit the Escrowed Items with the clerk of such court.

         (c) Upon delivery of all of the Escrowed Items as provided herein, or the deposit of the Escrowed Items with the clerk of the court, all obligations of the Escrow Agent shall thereupon cease, and the Escrow Agent shall be released from any and all liability directly or indirectly relating to this Escrow Agreement or the administration of the escrow without any further action on behalf of any party hereto.

         (d) In the event any term or condition of this Escrow Agreement conflicts or is inconsistent with any other term or condition of any other agreement, then in such event, the terms or conditions of this Escrow Agreement shall be controlling.

         6. Further Assurances. The Company and each Stockholder agrees to do such further acts and things and to execute and deliver such statements, assignments, agreements, instruments and other documents as the Escrow Agent from time to time reasonably may request in connection with the administration, maintenance, enforcement or adjudication of this Escrow Agreement.

         7. Invalidation of Releases from Escrow. Etc. In the event the release of any of the Escrowed Items to the Stockholders under this Escrow Agreement is invalidated, declared to be fraudulent or preferential or must for any reason be restored or returned to the Escrow Agent

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whether by agreement, order of or settlement before any court or other authority or otherwise, then in such event, each such Stockholder shall contribute back to the Escrow Agent such Escrowed Item so affected, together with any related assignment, release or other instrument or document the Escrow Agent may request to restore the status quo ante.

         8. Reliance on Documents and Experts. The Escrow Agent shall be entitled to rely upon any Instruction, notice, consent, certificate, affidavit, statement, paper, document, writing or communication (which unless otherwise provided herein, may be by telegram, cable, telex, telecopier, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of legal counsel (including counsel for any party hereto), independent public accountants and other experts selected by the Escrow Agent.

         9. Status of the Escrow Agent, Etc. The Escrow Agent is acting under this Escrow Agreement as a stakeholder only and shall be considered an independent contractor with respect to each Stockholder. No term or provision of this Escrow Agreement is intended to create, nor shall any such term or provision be deemed to have created, any principal-agent, trust, joint venture, partnership, debtor-creditor or attorney-client relationship between or among the Escrow Agent and any of the Stockholders. This Escrow Agreement shall not be deemed to prohibit or in any way restrict the Escrow Agent's representation of any of the Company or the Representative who may be advised by the Escrow Agent on any and all matters pertaining to this Escrow Agreement and the Escrowed Items. To the extent one or more of the Stockholders are or have been represented by the Escrow Agent, each such Stockholder hereby waives any conflict of interest and irrevocably authorizes and directs the Escrow Agent to carry out the terms and provisions of this Escrow Agreement fairly as to all parties, without regard to any such representation and irrespective of the impact upon any such Stockholder. The Escrow Agent's only duties are those expressly set forth in this Escrow Agreement, and each Stockholder authorizes the Escrow Agent to perform those duties in accordance with its usual practices in holding documents of its own or those of other escrows. The Escrow Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Escrow Agreement and applicable law or perform any of its duties under this Escrow Agreement by or through its partners, employees, attorneys, agents or designees.

         10. Consent to Jurisdiction Etc. Each Stockholder hereby covenants and agrees that the Superior Court of the State of North Carolina or the United States District Court for North Carolina, at the election of the Escrow Agent, shall have personal jurisdiction and proper venue over any dispute with the Escrow Agent; provided that the foregoing consent to jurisdiction and venue by the other parties shall not deprive the Escrow Agent of the right in its discretion voluntarily to commence or participate in any action, suit or proceeding in any other court having jurisdiction and venue over the Stockholders. Each Stockholder hereby waives personal service of any summons, complaint or other process, which may be delivered by any of the means permitted for notices under Section 16 hereof. Within thirty (30) days after service of process, the Stockholders agree to appear or answer and if no appearance or answer is made within such period, that party shall be deemed in default and judgment may be entered by the Escrow Agent against that party for the relief demanded in any complaint so served. In any action or proceeding involving the Escrow Agent in any jurisdiction, Stockholders each waive trial by jury.

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         11. Exculpation. The Escrow Agent and its partners, employees, attorneys and agents, shall not incur any liability whatsoever for the holding or delivery of documents or the taking of any other action in accordance with the terms and provisions of this Escrow Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Escrow Agreement), or for any act or omission of any other person engaged by the Escrow Agent in connection with this Escrow Agreement; and each Stockholder hereby waives any and all claims and actions whatsoever against the Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances. Furthermore, the Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall not incur any liability (other than for a person's own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) for other acts and omissions arising out of or related directly or indirectly to this Escrow Agreement or the Escrowed Items; and each Stockholder hereby expressly waives and releases any and all claims and actions (other than those attributable to a person's own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) against the Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances.

         12. Indemnification. The Escrow Agent and its partners, employees, attorneys and agents, shall be indemnified, reimbursed, held harmless and, at the request of the Escrow Agent, defended by the Company and the Stockholders, jointly and severally, from and against any and all claims, liabilities, losses and expenses (including, without limitation, the disbursements, expenses and fees of their respective attorneys) that may be imposed upon, incurred by, or asserted against any of them, or any of their respective directors, officers, partners, employees, attorneys or agents, arising out of or related directly or indirectly to this Escrow Agreement or the Escrowed Items, except such as are occasioned by the indemnified person's own gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority or court having jurisdiction.

         13. Successor to the Escrow Agent.

         (a) The Escrow Agent shall have the right to resign upon notice to the remaining parties; and the remaining parties shall jointly appoint a successor escrow agent by notice to the Escrow Agent.

         (b) Upon the resignation of the Escrow Agent and the designation of a successor escrow agent, the Escrow Agent (or its legal representative) shall deliver to the successor escrow agent a copy of this Escrow Agreement and the Escrowed Items. Any successor escrow agent shall have all the rights and shall be subject to all of the obligations of the Escrow Agent.

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         (c) Upon the dissolution, disqualification or refusal of the Escrow
Agent (or any successor escrow agent) to serve, or continue to serve under this Escrow Agreement, and should the parties hereto fail to agree upon a successor escrow agent, the parties hereto or the Escrow Agent shall have the right to make application for the appointment of such successor escrow agent in a court of equity.

         14. Expenses of the Escrow Agent. The Company shall promptly pay all reasonable fees, expenses (including attorneys' fees of itself or other attorneys it may retain), disbursements and advances charged, incurred or made by the Escrow Agent in the performance of its duties hereunder. The charges so payable shall be paid to the Escrow Agent from time to time upon the Escrow Agent's written request to the Company.

         15. Expenses of the Company and the Stockholders. The Company and the respective Stockholders shall pay his, her or its respective fees and expenses, including any counsel or accounting fees incurred by him, her or it in connection with this Escrow Agreement, it being specifically agreed that each shall have no obligation to any other in such regard.

         16. Notices. Any notice and other communication hereunder shall be in writing and shall be deemed to be given on the date the same is deposited in the United States mail, certified or registered mail, postage prepaid, as follows:

         (i)      If to the Company, addressed to:

                  Henry H. Mummaw, President
                  Vital Living Products, Inc.
                  2300 Sardis Road, Suite V
                  Charlotte, North Carolina  28227

                  With copies contemporaneously by like means to:

                  Elliot B. Newman, Esq.
                  Warshaw Burnstein Cohen Schlesinger & Kuh
                  555 Fifth Avenue
                  New York, New York  10017

         (ii)     If to the Escrow Agent, addressed to:

                  First Union National Bank of North Carolina
                  Two First Union Center
                  Charlotte, North Carolina  28288

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         (iii)    If to Gant, addressed to:

                  Don Shek, Sr. Vice President
                  J.W. Gant & Associates, Inc.
                  7600 East Orchard Road
                  Englewood, Colorado  80111

         With copies contemporaneously by like means to:

                  Ralph V. De Martino, Esq.
                  De Martino Finkelstein Rosen & Virga
                  1818 N Street, N.W., Suite 400
                  Washington, D.C. 20036

         (iv) If to any Stockholder at the respective addresses set forth above or to any other address or addresses which shall hereafter be filed from time to time by the respective parties with the Escrow Agent for such purposes.

         17. Cumulative Rights. The rights and remedies granted in this Escrow Agreement are cumulative and not exclusive, and are in addition to any and all other rights and remedies granted and permitted under and pursuant to law.

         18. Assignment and Delegation of Duties. This Escrow Agreement may not be assigned by the parties hereto, and any attempted assignment hereof shall be void and of no effect, and the duties imposed hereby are non-delegable.

         19. Section Headings. The section headings herein have been inserted for convenience of reference only, and shall in no way modify or restrict any of the terms or provisions hereof.

         20. Gender and Number. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

         21. Binding Effect. This Escrow Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

         22. General. This Escrow Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Escrow Agreement contains the entire agreement among the parties hereto with respect to the transactions referred to herein or contemplated hereby. This Escrow Agreement cannot be amended, modified, or supplemented, nor can any provision hereof be waived, except by a written instrument signed by the parties hereto.


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         IN WITNESS WHEREOF, the parties hereto have executed this Escrow
Agreement the day and year first above written.

                                           VITAL LIVING PRODUCTS, INC.


                                           By:/s/ Henry H. Mummaw
                                              (Authorized Officer)

                                            /s/ Henry H. Mummaw
                                            Henry H. Mummaw


                                            /s/ Brian E. Huey
                                            Brian E. Huey


                                            /s/ Joseph W. Mummaw
                                            Joseph W. Mummaw


                                            /s/ Larry C. Pratt
                                            Larry C. Pratt


                                            CTF, INC.


                                            By: /s/ C. Wilbur Peters
                                               (Authorized Officer)


                                            J.W. GANT & ASSOCIATES, INC.


                                            By: /s/ Donald Shek
                                               (Authorized Officer)

                                            FIRST UNION NATIONAL BANK
                                               OF NORTH CAROLINA


                                            By: /s/Eleanor G. Autry
                                               (Authorized Officer)


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